Exhibit 99.6

CONSENT OF CLIVE HO YIP SENG

Rectitude Holdings Ltd (the “Company”) intends to file a Registration Statement on Form F-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

Dated: December 11, 2023

/s/ Clive Ho Yip Seng
CLIVE HO YIP SENG